Exhibit 99.1

UNDER ARMOUR REPORTS FOURTH QUARTER AND FULL-YEAR 2021 RESULTS; DELIVERS RECORD FULL-YEAR REVENUE AND EARNINGS
BALTIMORE, Feb. 11, 2022 – Under Armour, Inc. (NYSE: UA, UAA) today announced unaudited financial results for the fourth quarter and fiscal year ended December 31, 2021. The company reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release refers to “currency neutral” and “adjusted” amounts, which are non-GAAP financial measures described below under the “Non-GAAP Financial Information” paragraph.

“The final quarter of 2021 demonstrated the power and consistency of Under Armour’s strategic playbook, which allowed us to capitalize on improving brand strength and consumer demand,” said Under Armour President and CEO Patrik Frisk. “By staying hyper-focused on operational excellence and serving the needs of athletes, we were able to deliver record revenue and earnings results for the full year.”

“Amid a dynamic environment with ongoing COVID-19 impacts and resultant supply chain headwinds, I am proud of how consistently our global teams continue to execute our plan,” Frisk continued. “As we navigate ongoing uncertainty in the marketplace, we remain focused on delivering industry-leading innovations, premium experiences, and empowering those who strive for more. Going forward, I am confident that we are running a stronger company – one that is able to deliver sustainable, profitable growth and value creation for our shareholders over the long term.”

Fourth Quarter 2021 Review

•Revenue was up 9 percent to $1.5 billion (up 8 percent currency neutral) compared to the prior year.
–Wholesale revenue increased 16 percent to $768 million and direct-to-consumer revenue increased 10 percent to $720 million, driven by solid performance in our owned and operated stores and 4 percent growth in eCommerce, which represented 42 percent of the total direct-to-consumer business during the quarter.
–North America revenue increased 15 percent to $1.1 billion and international revenue increased 3 percent to $461 million (up 2 percent currency neutral). Within the international business, revenue increased 24 percent in EMEA (up 23 percent currency neutral), decreased 6 percent in Asia-Pacific (down 7 percent currency neutral), and decreased 22 percent in Latin America (down 23 percent currency neutral).
–Apparel revenue increased 18 percent to $1.1 billion. Footwear revenue increased 17 percent to $283 million. Accessories revenue decreased 27 percent to $107 million.
•Gross margin increased 130 basis points to 50.7 percent compared to the prior year, driven by benefits from pricing and restructuring charges in the prior year, offset by elevated freight expenses, the absence of MyFitnessPal, and an unfavorable product mix.
•Selling, general & administrative expenses increased 15 percent to $676 million.
•Restructuring and impairment charges were $14 million.
•Operating income was $86 million. Adjusted operating income was $100 million.
•Net income was $110 million. Adjusted net income was $67 million.
•Diluted earnings per share was $0.23. Adjusted diluted earnings per share was $0.14.

•Inventory was down 9 percent to $811 million.
•Cash and Cash Equivalents were $1.7 billion at the end of the quarter, and no borrowings were outstanding under the company's $1.1 billion revolving credit facility.

Full Year 2021 Review

•Revenue was up 27 percent to $5.7 billion (up 25 percent currency neutral) compared to the prior year.
–Wholesale revenue increased 36 percent to $3.2 billion, and direct-to-consumer revenue increased 26 percent to $2.3 billion, driven by strong performance in our owned and operated stores and a 4 percent increase in eCommerce, which represented 39 percent of the total direct-to-consumer business in 2021.
–North America revenue increased 29 percent to $3.8 billion and international revenue increased 34 percent to $1.9 billion (up 28 percent currency neutral). Within the international business, revenue increased 41 percent in EMEA (up 35 percent currency neutral), increased 32 percent in Asia-Pacific (up 26 percent currency neutral), and increased 18 percent in Latin America (up 14 percent currency neutral).
–Apparel revenue increased 33 percent to $3.8 billion. Footwear revenue increased 35 percent to $1.3 billion. Accessories revenue increased 12 percent to $462 million.
•Gross margin increased 210 basis points to 50.3 percent compared to the prior year. Excluding restructuring efforts of approximately $1 million, adjusted gross margin increased 180 basis points to 50.4 percent, driven by benefits from pricing and favorable changes in foreign currency, partially offset by the absence of MyFitnessPal, elevated freight expenses, and unfavorable channel mix.
•Selling, general & administrative expenses increased 7 percent to $2.3 billion.
•Restructuring and impairment charges were $41 million.
•Operating income was $486 million. Adjusted operating income was $527 million.
•Net income was $360 million. Adjusted net income was $397 million.
•Diluted earnings per share was $0.77. Adjusted diluted earnings per share was $0.85.

Fiscal Year End Change

As announced in February 2021, Under Armour is changing its fiscal year from December 31 to March 31. Following a three-month transition period (January 1 – March 31, 2022), Under Armour’s fiscal year 2023 will run from April 1, 2022, through March 31, 2023. Consequently, there will be no fiscal year 2022.

Outlook For Transition Quarter Ending March 31, 2022

Under Armour’s outlook for the transition quarter ending March 31, 2022, when compared to the same calendar period of fiscal 2021, includes the following:

•Revenue is expected to increase at a mid-single-digit rate compared to the previous expectation of a low single-digit rate increase. This expectation includes approximately 10 percentage points of headwinds related to reductions in our spring-summer 2022 order book from supply constraints associated with ongoing COVID-19 pandemic impacts.
•Gross margin is expected to be down 200 basis points compared to the prior year period's adjusted gross margin. This expectation includes approximately 240 basis points of negative impact due to higher freight expenses resulting from ongoing COVID-19 supply chain challenges in addition to unfavorable sales mix, partially offset by pricing benefits.
•Operating income is expected to reach approximately $30 million to $35 million.
•Diluted earnings per share are expected to be $0.02 to $0.03.

Given the transition to a new fiscal year-end, the company will provide its initial fiscal 2023 financial outlook in conjunction with the announcement of its transition quarter results in early May.

2020 Restructuring Plan

Last quarter, Under Armour reduced its 2020 restructuring plan range to $525 million to $575 million from the prior $550 million to $600 million range estimate. The company now expects to recognize $525 million to $550 million in charges related to this plan and has recognized $514 million of pre-tax charges to date, including $14 million in the fourth quarter of 2021. Of the $514 million recognized in charges, $138 million are cash-related, and $376 million are non-cash-related. The company currently expects to recognize any remaining charges related to this plan by the end of the first quarter of its fiscal year 2023.

COVID-19 Update

Under Armour remains focused on protecting teammate and consumer health and safety while working with its suppliers, partners, and customers to navigate potential disruptions. Given continued uncertainty related to COVID-19, particularly the ongoing and evolving impact of supply chain constraints on its suppliers and logistics providers, the company currently expects material impacts for its spring-summer 2022 season. There could be further material impacts on Under Armour’s results in future periods.

Conference Call and Webcast

Under Armour will hold its fourth quarter and full-year conference call and webcast today at approximately 8:30 a.m. Eastern Time. The call will be webcast live at https://about.underarmour.com/investor-relations/financials and will be archived and available for replay about three hours after the live event.

Non-GAAP Financial Information

This press release refers to “currency neutral” and “adjusted” results, as well as “adjusted” forward-looking estimates of the company’s results for its transition quarter ending March 31, 2022. Management believes this information is useful to investors to compare the company’s results of operations period-over-period because it enhances visibility into its actual underlying results, excluding these impacts. Currency-neutral financial information is calculated to exclude the effect of changes in foreign currency exchange rates. References to adjusted financial measures exclude the impact of the company’s 2020 restructuring plan, related impairment charges, including those related to goodwill and related tax effects. Where applicable, adjusted net income (loss) and adjusted diluted income (loss) per share exclude the non-cash amortization of debt discount on the company’s convertible senior notes, any gain or loss on extinguishing the company’s convertible senior notes and related tax effects, and any gain or loss from divestitures (including earn-outs) and related tax effects. Management believes these adjustments are not core to the company’s operations. The reconciliation of non-GAAP amounts to the most directly comparable financial measure calculated according to GAAP is presented in supplemental financial information furnished with this release. All per share amounts are reported on a diluted basis. These supplemental non-GAAP financial measures should not be considered in isolation and should be contemplated in addition to, and not as an alternative for, the company’s reported results prepared per GAAP. Additionally, the company’s non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear, and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.
Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the impact of the COVID-19 pandemic on our business and results of operations and the operations of our suppliers and logistics providers, our plans to reduce our operating expenses, anticipated charges and restructuring costs, projected savings related to our restructuring plans and the timing thereof, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from significant investments. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” "could," “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, activity levels, performance, or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by these forward-looking statements, including, but not limited to: the impact of the COVID-19 pandemic on our industry and our business, financial condition and results of operations, including recent impacts on the global supply chain; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; labor or other disruptions at ports or our suppliers or manufacturers; changes in general economic or market conditions that could affect overall consumer spending or our industry; increased competition causing us to lose market share or reduce the prices of our products or to increase our marketing efforts significantly; fluctuations in the costs of raw materials and commodities we use in our products and our supply chain; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business and successfully execute any restructuring plans and realize their expected benefits; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer shopping and engagement preferences and consumer demand for our products and manage our inventory in response to changing demands; loss of key customers, suppliers or manufacturers; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to manage the increasingly complex operations of our global business; our ability to successfully manage or realize expected results from significant transactions and investments; our ability to effectively market and maintain a positive brand image; our ability to effectively meet the expectations of our stakeholders with respect to environmental, social and governance practices; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; any disruptions, delays or deficiencies in the design, implementation or application of our global operating and financial reporting information technology system; our ability to attract key talent and retain the services of our senior management and other key employees; our ability to access capital and financing required to manage our business on terms acceptable to us; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to comply with existing trade and other regulations, and the potential impact of new trade, tariff and tax regulations on our profitability; risks related to data security or privacy breaches; and our potential exposure to litigation and other proceedings. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

# # #

Under Armour Contacts:
Lance Allega	Blake Simpson
SVP, Investor Relations & Corporate Development	SVP, Global Communications, Community Impact & Events
(410) 246-6810	(443) 630-9959

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2021 and 2020
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
in '000s	2021	% of Net Revenues	2020	% of Net Revenues	2021	% of Net Revenues	2020	% of Net Revenues
Net revenues	$1,529,205	100.0%	$1,403,766	100.0%	$5,683,466	100.0%	$4,474,667	100.0%
Cost of goods sold	753,272	49.3%	710,144	50.6%	2,821,967	49.7%	2,314,572	51.7%
Gross profit	775,933	50.7%	693,622	49.4%	2,861,499	50.3%	2,160,095	48.3%
Selling, general and administrative expenses	675,666	44.2%	585,778	41.7%	2,334,691	41.1%	2,171,934	48.5%
Restructuring and impairment charges	14,136	0.9%	51,998	3.7%	40,518	0.7%	601,599	13.4%
Income (loss) from operations	86,131	5.6%	55,846	4.0%	486,290	8.6%	(613,438)	(13.7)%
Interest income (expense), net	(7,595)	(0.5)%	(15,008)	(1.1)%	(44,300)	(0.8)%	(47,259)	(1.1)%
Other income (expense), net	24,037	1.6%	178,646	12.7%	(51,113)	(0.9)%	168,153	3.8%
Income (loss) before income taxes	102,573	6.7%	219,484	15.6%	390,877	6.9%	(492,544)	(11.0)%
Income tax expense (benefit)	(6,798)	(0.4)%	34,690	2.5%	32,072	0.6%	49,387	1.1%
Income (loss) from equity method investments	286	—%	(340)	—%	1,255	—%	(7,246)	(0.2)%
Net income (loss)	$109,657	7.2%	$184,454	13.1%	$360,060	6.3%	$(549,177)	(12.3)%

Basic net income (loss) per share of Class A, B and C common stock	$0.23		$0.41		$0.77		$(1.21)
Diluted net income (loss) per share of Class A, B and C common stock	$0.23		$0.40		$0.77		$(1.21)
Weighted average common shares outstanding Class A, B and C common stock
Basic	476,178		454,811		465,504		454,089
Diluted	479,728		457,869		468,644		454,089

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2021 and 2020
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Three Months Ended December 31,			Year Ended December 31,
in '000s	2021	2020	% Change	2021	2020	% Change
Apparel	$1,098,784	$931,376	18.0%	$3,841,249	$2,882,562	33.3%
Footwear	282,721	240,869	17.4%	1,264,127	934,333	35.3%
Accessories	106,650	145,170	(26.5)%	461,894	414,082	11.5%
Total net sales	1,488,155	1,317,415	13.0%	5,567,270	4,230,977	31.6%
Licensing revenues	36,606	54,535	(32.9)%	112,623	105,779	6.5%
Corporate Other (1)	4,444	31,816	(86.0)%	$3,573	$137,911	(97.4)%
Total net revenues	$1,529,205	$1,403,766	8.9%	$5,683,466	$4,474,667	27.0%
NET REVENUES BY SEGMENT

	Three Months Ended December 31,			Year Ended December 31,
in '000s	2021	2020	% Change	2021	2020	% Change
North America	$1,063,290	$923,731	15.1%	$3,810,372	$2,944,978	29.4%
EMEA	200,203	161,156	24.2%	842,511	598,296	40.8%
Asia-Pacific	217,223	230,811	(5.9)%	831,762	628,657	32.3%
Latin America	44,045	56,252	(21.7)%	195,248	164,825	18.5%
Corporate Other (1)	4,444	31,816	(86.0)%	3,573	$137,911	(97.4)%
Total net revenues	$1,529,205	$1,403,766	8.9%	$5,683,466	$4,474,667	27.0%
INCOME (LOSS) FROM OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
in '000s	2021	% of Net Revenues (2)	2020	% of Net Revenues (2)	2021	% of Net Revenues (2)	2020	% of Net Revenues (2)
North America	$243,395	22.9%	$223,005	24.1%	$972,093	25.5%	$474,584	16.1%
EMEA	24,252	12.1%	16,752	10.4%	132,602	15.7%	60,592	10.1%
Asia-Pacific	21,823	10.0%	30,042	13.0%	132,911	16.0%	2	—%
Latin America	4,099	9.3%	7,966	14.2%	22,388	11.5%	(42,790)	(26.0)%
Corporate Other (1)	(207,438)	NM	(221,919)	NM	(773,704)	NM	(1,105,826)	NM
Income (loss) from operations	$86,131	5.6%	$55,846	4.0%	$486,290	8.6%	$(613,438)	(13.7)%
(1) Corporate Other primarily includes foreign currency hedge gains and losses related to revenues generated by entities within the Company’s operating segments but managed through the Company’s central foreign exchange risk management program. Prior to Fiscal 2021, the Company's Connected Fitness segment was separately disclosed, however, effective January 1, 2021, Corporate Other now includes the remaining Connected Fitness business consisting of the MapMyRun business for Fiscal 2021 and the entire Connected Fitness business for Fiscal 2020. All prior periods were recast to conform to the current period presentation. Such reclassifications did not affect total consolidated net revenues, consolidated income from operations or consolidated net income
(2) Operating income (loss) percentage is calculated based on total segment net revenues. The operating income (loss) percentage for Corporate Other is not presented as a meaningful metric (NM).

Under Armour, Inc.
As of December 31, 2021 and 2020
(Unaudited; in thousands)
CONSOLIDATED BALANCE SHEETS

in '000s	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,669,453	$1,517,361
Accounts receivable, net	569,014	527,340
Inventories	811,410	895,974
Prepaid expenses and other current assets, net	286,422	282,300
Total current assets	3,336,299	3,222,975
Property and equipment, net	607,226	658,678
Operating lease right-of-use assets	448,364	536,660
Goodwill	495,215	502,214
Intangible assets, net	11,010	13,295
Deferred income taxes	17,812	23,930
Other long term assets	75,470	72,876
Total assets	$4,991,396	$5,030,628
Liabilities and Stockholders’ Equity
Accounts payable	613,307	575,954
Accrued expenses	460,165	378,859
Customer refund liabilities	164,294	203,399
Operating lease liabilities	138,664	162,561
Other current liabilities	73,746	92,503
Total current liabilities	1,450,176	1,413,276
Long term debt, net of current maturities	662,531	1,003,556
Operating lease liabilities, non-current	703,111	839,414
Other long term liabilities	86,584	98,389
Total liabilities	2,902,402	3,354,635
Total stockholders’ equity	2,088,994	1,675,993
Total liabilities and stockholders’ equity	$4,991,396	$5,030,628

Under Armour, Inc.
For the Year Ended December 31, 2021 and 2020
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
in '000s	2021	2020
Cash flows from operating activities
Net income (loss)	$360,060	$(549,177)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	141,144	164,984
Unrealized foreign currency exchange rate gain (loss)	18,877	(9,295)
Loss on extinguishment of senior convertible notes	58,526	—
Loss on disposal of property and equipment	4,468	3,740
Gain on sale of the MyFitnessPal platform	—	(179,318)
Non-cash restructuring and impairment charges	26,938	470,543
Amortization of bond premium	16,891	12,070
Stock-based compensation	43,794	42,070
Deferred income taxes	(2,642)	43,992
Changes in reserves and allowances	(25,766)	10,347
Changes in operating assets and liabilities:
Accounts receivable	(31,153)	167,614
Inventories	93,287	15,306
Prepaid expenses and other assets	10,224	18,603
Other non-current assets	79,782	(259,735)
Accounts payable	26,027	(40,673)
Accrued expenses and other liabilities	(114,794)	318,532
Customer refund liabilities	(38,861)	(19,250)
Income taxes payable and receivable	(1,973)	2,511
Net cash provided by (used in) operating activities	664,829	212,864
Cash flows from investing activities
Purchases of property and equipment	(69,759)	(92,291)
Sale of property and equipment	1,413	—
Sale of the MyFitnessPal platform	—	198,916
Purchase of businesses	—	(40,280)
Net cash used in investing activities	(68,346)	66,345
Cash flows from financing activities
Proceeds from long term debt and revolving credit facility	—	1,288,753
Payments on long term debt and revolving credit facility	(506,280)	(800,000)
Proceeds from capped call	91,722	—
Purchase of capped call	—	(47,850)
Employee taxes paid for shares withheld for income taxes	(5,983)	(3,675)
Proceeds from exercise of stock options and other stock issuances	3,688	4,744
Payments of debt financing costs	(1,884)	(5,219)
Other financing fees	—	100
Net cash provided by (used in) financing activities	(418,737)	436,853
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(23,391)	16,445
Net increase in (decrease in) cash, cash equivalents and restricted cash	154,355	732,507
Cash, cash equivalents and restricted cash
Beginning of period	1,528,515	796,008
End of period	$1,682,870	$1,528,515

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2021
(Unaudited)

The table below presents the reconciliation of net revenue growth (decline) calculated according to GAAP to currency neutral net revenue a non-GAAP measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH (DECLINE) RECONCILIATION

	Three months ended December 31, 2021	Year ended December 31, 2021
Total Net Revenue
Net revenue growth - GAAP	8.9%	27.0%
Foreign exchange impact	(0.7)%	(2.3)%
Currency neutral net revenue growth - Non-GAAP	8.2%	24.7%

North America
Net revenue growth - GAAP	15.1%	29.4%
Foreign exchange impact	(0.4)%	(0.8)%
Currency neutral net revenue growth - Non-GAAP	14.7%	28.6%

EMEA
Net revenue growth - GAAP	24.2%	40.8%
Foreign exchange impact	(1.4)%	(5.8)%
Currency neutral net revenue growth - Non-GAAP	22.8%	35.0%

Asia-Pacific
Net revenue growth - GAAP	(5.9)%	32.3%
Foreign exchange impact	(1.1)%	(6.5)%
Currency neutral net revenue growth - Non-GAAP	(7.0)%	25.8%

Latin America
Net revenue growth - GAAP	(21.7)%	18.5%
Foreign exchange impact	(1.4)%	(4.1)%
Currency neutral net revenue growth - Non-GAAP	(23.1)%	14.4%

Total International
Net revenue growth - GAAP	3.0%	34.3%
Foreign exchange impact	(1.3)%	(5.9)%
Currency neutral net revenue growth - Non-GAAP	1.7%	28.4%

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2021
(Unaudited; in thousands, except per share amounts)

The tables below present the reconciliation of the Company's condensed consolidated statement of operations presented in accordance with GAAP to certain adjusted non-GAAP financial measures discussed in this press release. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

ADJUSTED GROSS MARGIN RECONCILIATION

in '000s	Three months ended December 31, 2021		Year ended December 31, 2021
GAAP Gross margin	50.7%		50.3%
Add: Impact of restructuring charges recorded under cost of goods sold	—	bps	10 bps
Adjusted gross margin	50.7%		50.4%

ADJUSTED OPERATING INCOME RECONCILIATION

in '000s	Three months ended December 31, 2021	Year ended December 31, 2021
GAAP Income from operations	$86,131	$486,290
Add: Impact of restructuring and impairment charges	14,136	40,518
Add: Impact of restructuring charges recorded under cost of goods sold	—	$515
Adjusted income from operations	$100,267	$527,323

ADJUSTED NET INCOME RECONCILIATION

in '000s	Three months ended December 31, 2021	Year ended December 31, 2021
GAAP Net income	$109,657	$360,060
Add: Impact of restructuring and impairment charges	14,136	40,518
Add: Impact of restructuring charges recorded under cost of goods sold	—	515
Add: Impact of amortization of debt discount	898	12,927
Add: Impact of loss on extinguishment of convertible senior notes	—	58,526
Add: Impact of earn-out recorded in connection with the sale of the MyFitnessPal platform	(35,000)	(35,000)
Add: Impact of provision for income taxes	(22,208)	(40,643)
Adjusted net income	$67,483	$396,903

ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION

	Three months ended December 31, 2021	Year ended December 31, 2021
GAAP Diluted net income per share	$0.23	$0.77
Add: Impact of restructuring and impairment charges	0.03	0.09
Add: Impact of restructuring charges recorded under cost of goods sold	—	—
Add: Impact of amortization of debt discount	—	0.03
Add: Impact of loss on extinguishment of convertible senior notes	—	0.12
Add: Impact of earn-out recorded in connection with the sale of the MyFitnessPal platform	(0.07)	(0.07)
Add: Impact of provision for income taxes	(0.05)	(0.09)
Adjusted diluted income per share	$0.14	$0.85

Under Armour, Inc.
As of December 31, 2021 and 2020
COMPANY-OWNED & OPERATED DOOR COUNT

	December 31,
	2021	2020
Factory House	180	176
Brand House	19	18
North America total doors	199	194

Factory House	144	134
Brand House	79	111
International total doors	223	245

Factory House	324	310
Brand House	98	129
Total doors	422	439